Exhibit 10.1

SHARE PURCHASE AGREEMENT

between

IM CANNABIS CORP.

and

SLIL.COM HOLDING LTD.

and

I.M.C. HOLDINGS LTD.

Dated as of August 16, 2026

SHARE PURCHASE AGREEMENT

This share purchase agreement (this “Agreement”), dated as of August 16, 2026 is entered into between IM Cannabis Corp., a corporation existing under the Business Corporations Act (British Columbia) (the “Vendor”), Slil.com Holding Ltd., a company incorporated under the laws of the State of Israel, privately held limited liability company number 513232314 (the “Purchaser”), and I.M.C. Holdings Ltd., a company incorporated under the laws of the State of Israel, privately held limited liability company number 515778348 (the “Corporation”).

RECITALS

WHEREAS, the Vendor owns all of the issued and outstanding shares in the capital of the Corporation (the “Shares”), consisting of 12,570,188 shares as of the date hereof, and representing 100% of the equity interests of the Corporation on a Fully Diluted Basis (as hereinafter defined);

AND WHEREAS, the Purchaser is a corporation beneficially owned and controlled by Mr. Oren Shuster, who is also the Chief Executive Officer, a director, a securityholder and debtholder of the Vendor (the “Related Party”), and the transactions contemplated by this Agreement therefore constitute a “related party transaction” of the Vendor for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”);

AND WHEREAS, the board of directors of the Vendor (the “Board”) has constituted a special committee of independent directors (the “Special Committee”) to review, consider, evaluate and supervise the negotiation of the transactions contemplated by this Agreement, and the Special Committee has reviewed terms of the transactions contemplated by this Agreement;

AND WHEREAS, on August 5th, 2026, the Board, having received the recommendation of the Special Committee and with the Related Party having declared his interest in the transactions contemplated by this Agreement and having neither participated in nor voted on the approval, approved the entering into of this Agreement and the transactions contemplated hereby;

AND WHEREAS, the Board believes that it is in the best interest of the Vendor and its shareholders that the Vendor will enter into this Agreement and consummate that sale of the Shares to the Purchaser, in accordance with the terms herein, including all transactions contemplated hereto and thereby;

AND WHEREAS, the common shares of the Vendor are listed for trading on the Nasdaq (as hereinafter defined) under the symbol “IMCC”;

AND WHEREAS, prior to and as condition precedent to the Closing (as hereinafter defined), the Corporation will complete the Pre-Closing Reorganization (as hereinafter defined), following which the only material assets of the Corporation will be its direct or indirect equity interests in the Target Subsidiaries (as hereinafter defined);

AND WHEREAS, the Vendor wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendor, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions. The following terms have the meanings specified or referred to in this Article I:

“Advance Payment” means the advance payment of C$3,000,000 made by the Purchaser.

“Affiliate” means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assets” means all the assets, real and personal, tangible and intangible of the Corporation, which, following completion of the Pre-Closing Reorganization, shall consist solely of the Corporation’s direct or indirect equity interests in the Target Subsidiaries.

“Authorizations” means, in respect of any Person, property, transaction, event or other matter, as applicable, (a) any present or future law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty, order, directive, judgment, decree, injunction, decision, ruling, award or writ, domestic or foreign, of any Governmental Authority having jurisdiction applicable to that person, property, transaction, event or other matter and, (b) whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having jurisdiction over that Person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

“Business Day” means any day except Friday, Saturday, Sunday or any other day on which banks located in Toronto, Ontario or Tel Aviv, Israel are authorized or required by Law to be closed for business.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Time” means 11:00 a.m. (Tel Aviv time) on the Closing Date, or such other time on the Closing Date as the Vendor and Purchaser may agree in writing.

“Constating Documents” means, with respect to any Person, as applicable, its articles and/or certificate of incorporation, notice of articles, articles of amendment, articles of amalgamation or continuance, memorandum of association, charter, by-laws, declaration of trust and other constating documents (in the case of a trust), partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s equity interests, all as in effect from time to time.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporation” has the meaning set forth in the recitals.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Vendor concurrently with the execution and delivery of this Agreement.

“Dollars”, “$” or “C$” means the lawful currency of Canada.

“Employees” means those individuals employed by the Corporation immediately before the Closing set forth in Schedule 1.01A of the Disclosure Schedules.

“Encumbrance” means any lien, pledge, mortgage, hypothec, deed of trust, security interest, charge, claim, adverse claim, easement, right of way, encroachment, title defect, restriction, option, rights of first refusal, rights of first offer, judgment,  attachment, seizure or other similar encumbrance, whether contingent or absolute, and, except where provided under applicable Law and/or the Corporation's articles of association, in connection with the Shares, including any restriction on voting, transfer, receipt of income, or, exercise of any other attribute of ownership.

“Fully Diluted Basis” means, with respect to the Corporation, that the calculation is made assuming the exercise, conversion or exchange in full of all issued and outstanding options, warrants, convertible securities and any other rights, agreements, arrangements or commitments of any character that are exercisable for, convertible into or exchangeable for shares or other equity interests in the Corporation, whether or not then exercisable, convertible or exchangeable.

“Fraud” means, with respect to a Party, any fraud, intentional misrepresentation, fraudulent concealment or other intentional misconduct by such Party in connection with this Agreement or the transactions contemplated hereby, including in connection with the making of any representation or warranty contained in this Agreement, or any schedule delivered pursuant hereto.

“Governmental Authority”  means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; and (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing, and includes any securities regulatory authority, the ITA, the Israeli Registrar of Companies and any stock exchange (including Nasdaq).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“Intragroup Transactions” means the transactions described in Schedule 1.01B.

“Israeli Operations” means all Israeli subsidiaries of the Corporation listed in Schedule 1.01C., with such subsidiaries maintaining, assets, operations, employees, contracts, business activities, and their Liabilities (unless included in the Retained Liabilities) other than the Corporation’s direct or indirect equity interests in the Target Subsidiaries and the Retained Liabilities.

“Israeli Registrar of Companies” means the Registrar of Companies of the State of Israel.

“ITA” means the Israel Tax Authority.

“Knowledge of Vendor” or “Vendor's Knowledge” or any other similar knowledge qualification, means the actual knowledge, constructive knowledge and knowledge that a Person would have obtained after due inquiry and the exercise of reasonable diligence of those Persons listed in Schedule 1.01C of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any and all direct or indirect debts, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any Law, Contract or legal proceeding (regardless of whether such liabilities arising under such Law, Contract or Proceeding are required to be reflected on a balance sheet in accordance with GAAP or IFRS (as applicable)).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, in the aggregate, materially adverse to (a) the business, results of operations, financial condition of the Corporation and/or the Target Subsidiaries, or (b) the ability of Vendor to consummate the transactions contemplated hereby; provided that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Corporation or Target Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement (including the Pre-Closing Reorganization) or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Corporation; (ix) any natural or man-made disaster or acts of God; (x) general outbreaks of illness; or (xi) any failure by the Corporation to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

“Nasdaq” means the Nasdaq Stock Market LLC, including the Nasdaq Capital Market.

“Ordinary Course”, when used in relation to the conduct of the Corporation's business and the business of the Target Subsidiaries after, the Pre-Closing Reorganization, means any transaction that constitutes an ordinary day-to-day business activity of the Corporation or the Target Subsidiaries, as applicable, conducted in a manner consistent with the past practice of the Corporation or such Target Subsidiary, as applicable, while taking into account the Pre-Closing Reorganization.

“Parties” means, collectively, the Purchaser, Vendor and Corporation, and “Party” means each and any one of them.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, clearances, exemptions, filings, notifications, consents, orders, rulings, variances and other rights or permissions required to be obtained from, issued by, filed with, made to or otherwise available from any Governmental Authority.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Reorganization” means the reorganization of the Corporation to be completed prior to, and contingent upon, the Closing, pursuant to which: (a) the Israeli Operations shall be transferred to the Vendor or a designated wholly-owned subsidiary of the Vendor; (b) following such reorganization, the only material assets of the Corporation shall be its direct or indirect equity interests in the Target Subsidiaries and the only material Liabilities shall be the Retained Liabilities; and (c) the Intragroup Transactions have entered into effect, the whole as more particularly described in the steps memorandum to be agreed by the Parties.

“Purchase Consideration” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Knowledge” means the actual knowledge of the persons identified in Schedule 1.01D, after due inquiry.

“Related Party” has the meaning set forth in the recitals.

“Representative” means, with respect to any Person, any, and all, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retained Liabilities” means only those  Liabilities of the Corporation remaining in the Corporation immediately prior to the Closing; provided that the direct Liabilities of the Target Subsidiaries shall not be deemed as Retained Liabilities and shall no be required to be set forth in the Retained Liabilities List; provided further that the aggregate amount of such Liabilities of the Corporation (not taking into account any direct Liabilities of the Target Subsidiaries) shall in no event exceed C$9,400,000, as otherwise adjusted in accordance with Parties’ mutual consent as provided herein. For the avoidance of doubt, the foregoing cap shall not apply to any direct Liabilities of the Target Subsidiaries.

“Retained Liabilities List” means the list of all Retained Liabilities that are Liabilities of the Corporation (and, for the avoidance of doubt, excluding any direct Liabilities of the Target Subsidiaries), prepared and delivered by the Vendor to the Purchaser, as set forth in Schedule 1.01E of the Disclosure Schedules, which list shall identify such  Liabilities of the Corporation in reasonable detail and include, to the extent applicable, the creditor, nature of Liability, principal amount, accrued interest, due date, whether secured or unsecured, and any related guarantee, indemnity or other credit support; provided that the aggregate amount of such Liabilities of the Corporation set forth in such list shall in no event exceed C$9,400,000. For greater certainty, if the amounts of any such  Liabilities of the Corporation are ultimately determined to differ from the amounts set forth in the Retained Liabilities List, such difference shall not constitute a breach of this Agreement or a misrepresentation by the Vendor, provided that the aggregate amount of such Liabilities of the Corporation does not exceed C$9,400,000, plus nonmaterial Liabilities (if any). For the avoidance of doubt, the foregoing cap shall not apply to any direct Liabilities of the Target Subsidiaries.

“SEC Reports” means all reports, schedules, forms, statements and other documents filed by the Vendor under the Securities Act, as amended, and the Exchange Act of 1934, as amended.

“Securities Laws” means, collectively, the applicable securities laws of each province and territory of Canada and the respective regulations and rules made thereunder, together with applicable published instruments, policy statements, orders, rulings and notices of the applicable securities regulatory authorities (including MI 61-101), the rules, policies and regulations of Nasdaq, the applicable securities laws of the State of Israel and the respective regulations and rules made thereunder, including the Israeli Securities Law, 5728-1968, and, to the extent applicable, the United States Securities Act of 1933 (the “Securities Act”), as amended, and the United States Exchange Act of 1934, as amended , and the rules and regulations thereunder.

“Shares” has the meaning set forth in the recitals.

“Special Committee” has the meaning set forth in the recitals.

“Target Subsidiaries” means, collectively, Adjupharm GmbH, Xinteza API Ltd. and Shiran Societe Anonyme, and “Target Subsidiary” means each and any one of them.

“Tax” or “Taxes” means all federal, provincial, territorial, local, foreign and other income, gross receipts, sales, use, production, goods and services, harmonized sales, ad valorem, transfer, franchise, registration, profits, licence, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any Governmental Authority (including the ITA).

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA pursuant to a request submitted in a form agreed between the Vendor and the Purchaser, in form and substance reasonably satisfactory to the Purchaser, that is applicable to the Purchase Consideration to be made to any Person pursuant to this Agreement by Purchaser, stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such consideration.

“Vendor” has the meaning set forth in the preamble.

“Vendor Public Filings” means the SEC Reports and/or any such other filings made under the applicable Securities Laws, including, for avoidance of doubt, any disclosure made under Sedar +.

ARTICLE II
PURCHASE AND SALE

Section 2.01          Purchase and Sale and Purchase Consideration. Subject to the terms and conditions set forth herein, at the Closing, the Vendor shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares, free and clear of all Encumbrances, in consideration of the Advance Payment (which receipt is hereby acknowledged) and Purchaser’s assumption, in accordance with the herein terms, of the Retained Liabilities (the “Purchase Consideration”). For the avoidance of doubt, no securities of the Vendor or the Corporation are being issued or exchanged in connection with this transaction.

Section 2.02          [Reserved].

Section 2.03          Transactions to Be Effected at the Closing

(a)	At the Closing, the Purchaser shall deliver to the Vendor:

(i)	Duly executed copy of the share transfer deed concerning the Shares, in the form to be mutually agreed upon between the Purchaser and the Vendor (the “Share Transfer Deed”);

(ii)	all other agreements, documents, instruments or certificates required to be delivered by the Purchaser at or before the Closing under Section 6.03;

(b)	At the Closing, the Vendor shall deliver to the Purchaser:

(i)	Duly executed copy of the Share Transfer Deed;

(ii)	A share certificate evidencing the ownership of the Shares by the Purchaser, free and clear of all Encumbrances;

(iii)
An updated share register of the Corporation reflecting the transfer of the Shares to the Purchaser and that the Purchaser holds 100% of the equity interests of the Corporation on a Fully Diluted Basis;

(iv)	Evidence, in form and substance reasonably satisfactory to the Purchaser, of the release and removal of all Encumbrances set forth in Schedule 3.04 of the Disclosure Schedules; and,

(v)	A Valid Tax Certificate; and,

(vi)	All other agreements, documents, instruments or certificates required to be delivered by the Vendor at or before the Closing under Section 6.02.

Section 2.04          Closing. The purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall take place following the completion of all of the conditions to Closing set forth in ARTICLE VI (other than conditions that, by their nature, are to be satisfied at the Closing) (the “Closing Date”), remotely by exchange of documents and signatures. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND CORPORATION

Except as set forth in the Disclosure Schedules and in Vendor Public Filings, each of the Vendor and Corporation jointly and severally represent and warrant to the Purchaser that the statements contained in this ARTICLE III are true and correct as of the date hereof. For greater certainty, the representations and warranties in this ARTICLE III are further qualified by the completion of the Pre-Closing Reorganization, and no representation or warranty is given with respect to the Israeli Operations, which are being transferred out of the Corporation pursuant to the Pre-Closing Reorganization.

Section 3.01          Organization and Status.  Each of the Vendor and Corporation is a corporation validly existing under the laws of its jurisdiction of incorporation and is in good standing in each jurisdiction in which it holds any assets and properties (whether owned, leased, licensed or otherwise), or carries on any activities.

Section 3.02          Corporate Power and Authority. Each of the Vendor and the Corporation has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement.

Section 3.03          Execution and Binding Obligation. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (in each case taking into account that this Agreement and the transactions contemplated hereby constitute a related party transaction as described in the recitals to this Agreement) have been duly authorized by all necessary corporate action on the part of each of the Vendor and the Corporation. This Agreement has been duly executed and delivered by each of the Vendor and the Corporation and, assuming the due execution and delivery of this Agreement by the other Parties and assuming the removal of the Encumbrance referred to in Section 3.04, constitutes a legal, valid and binding obligation of each of the Vendor and the Corporation, enforceable against each of them in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Section 3.04          Corporate and Share Representations of the Corporation

(a)
The Shares constitute 100% of the issued and outstanding share capital of the Corporation on a Fully Diluted Basis. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of the Corporation or obligating the Vendor or the Corporation to issue or sell any shares of, or any other interest in, the Corporation. The Corporation does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. Except as set forth in Schedule 3.04 of the Disclosure Schedule, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b)	The Corporation has the corporate power to own its Assets.

(c)
The authorized capital of the Corporation consists of 20,000,000 ordinary shares, nominal value NIS 0.01 each, of which the Shares are the only shares of the Corporation issued and outstanding and represent 100% of the equity interests of the Corporation on a Fully Diluted Basis.

(d)	The Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

(e)
The Vendor owns the Shares as legal and beneficial owner, free and clear of all Encumbrances, save any Encumbrances to be discharged or released on or before the Closing, and the Shares constitute 100% of the equity interests of the Corporation on a Fully Diluted Basis.

(f)
The Vendor has, except for with respect to the Encumbrance referred to in Schedule 3.04 due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title to and ownership of the Shares to the Purchaser.

(g)
Other than pursuant to this Agreement, no person, firm or corporation has any agreement or option or any right capable of becoming an agreement to purchase or otherwise acquire the Shares or any of the unissued shares in the capital of the Corporation.

Section 3.05          Financial and Tax Representations

(a)	Except as set forth in Schedule 3.05(a) of the Disclosure Schedules,

(i)
There are no Liabilities contingent or otherwise, of the Corporation, which are not disclosed or reflected; provided that, the foregoing shall not apply to any direct Liabilities of the Target Subsidiaries;

(ii)	To Vendor’s Knowledge, the Corporation has not guaranteed, or agreed to guarantee, any debt, Liability or other obligation of any person, firm or corporation; and

(iii)
There are no material Liabilities of the Corporation other than the Retained Liabilities prescribed in the Retained Liabilities List provided that, the foregoing shall not apply to any direct Liabilities of the Target Subsidiaries.

(iv)
For the avoidance of doubt, except as expressly set forth in this ARTICLE III, neither the Vendor nor the Corporation makes any representation or warranty with respect to any Liabilities of any Target Subsidiary, and no cap set forth in the definitions of Retained Liabilities or Retained Liabilities List applies to any Liabilities of any Target Subsidiary.

(b)
Except as set forth in Schedule 3.05(c) of the Disclosure Schedules, to Vendor’s Knowledge, the Corporation is not indebted to the Vendor or any Affiliate, officer, director, or employee of the Corporation.

(c)
Except as set forth in Schedule 3.05(d) of the Disclosure Schedules, and/or as otherwise referred to under the Pre-Closing Reorganization, neither the Vendor nor any Affiliate, officer, director, of the Corporation is now indebted or under obligation to the Corporation on any account.

(d)
Since the date of this Agreement, no dividend or other distribution on any shares in the capital of the Corporation has been made, declared or authorized and the Corporation has neither purchased nor redeemed nor agreed to purchase or redeem any of the Shares.

(e)	To the Vendor’s Knowledge, all material transactions of the Corporation have been promptly and properly recorded or filed in or with its respective books and records.

(f)
The minute books of the Corporation contain records of all the meetings and proceedings of shareholders and directors of the Corporation, except where failure of the Corporation to contain records of all the meetings and proceedings of shareholders and directors of the Corporation would not result in a Material Adverse Effect.

Section 3.06          Property Representations

(a)
To the Vendor’s Knowledge, except for the Encumbrances set forth in Schedule 3.06(a) of the Disclosure Schedules, the Corporation has good and marketable title to all its Assets, subject to no Encumbrances, and all such Assets are in good order and repair, except where failure of this representation to be true and correct would not result in a Material Adverse Effect.

(b)
To the Vendor’s Knowledge, except for the Encumbrances set forth in Schedule 3.06(b) of the Disclosure Schedules, the Corporation has good and valid ownership, leasehold, licensed or other appropriate rights, as applicable, to the Assets, and the Assets comprise all of the direct or indirect equity interests in the Target Subsidiaries held by the Corporation following completion of the Pre-Closing Reorganization.

Section 3.07          No Subsidiaries. Except IMC Pharma Ltd., which is in process of voluntary liquidation, following completion of the Pre-Closing Reorganization, other than the Target Subsidiaries, the Corporation does not own, or have any interest in any shares or have another ownership interest in any other Person.

Section 3.08          No Conflicts; Consents. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (a) result in a breach or violation of the Constating Documents of the Vendor or, to Vendor’s Knowledge the Corporation, or of any resolutions of the directors or shareholders of the Vendor or to Vendor’s Knowledge the Corporation; (b) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Shares, any Contract or Permit to which the Vendor or to Vendor's Knowledge the Corporation is a Party or by which the Vendor or to Vendor's Knowledge the Corporation is bound; or (c) violate any Law or Governmental Order applicable to the Vendor or the Corporation. No consent, approval, Permit or Authorization of, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Vendor or the Corporation in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except that, with respect to any Governmental Authority in Israel  or any other jurisdiction of a Target Subsidiary, this representation is made only to Vendor’s Knowledge, and except for  such consents, approvals, Permits, Authorizations, declarations, filings or notices set forth in Schedule 3.08 of the Disclosure Schedules.

Section 3.09          [Reserved]

Section 3.10          Legal Proceedings; Governmental Orders.

(a)
To Vendor’s Knowledge, there are no actions, suits, claims, investigations or other legal proceedings pending or, threatened against or by the Corporation affecting any of its properties or Assets (or by or against the Vendor or any Affiliate thereof and relating to the Corporation), which if determined adversely to the Corporation (or to the Vendor or any Affiliate thereof) would result in a Material Adverse Effect.

(b)
To Vendor’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its properties or Assets which would have a Material Adverse Effect.

Section 3.11         Employment Matters. Following completion of the Pre-Closing Reorganization, except for the consulting agreement with the Related Party, the Corporation does not  have any employees and is not a Party to any employment, management or consulting agreement of any kind whatsoever, or any collective bargaining agreement, and further, to Vendor’s Knowledge, has not entered into any written or oral agreement or understanding providing for bonuses, severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of the Corporation (including as a result of the transactions contemplated by this Agreement).

Section 3.12         Pre-Closing Reorganization. The Pre-Closing Reorganization shall be duly and validly completed prior to the Closing, in accordance with applicable Law  and the steps memorandum agreed by the Parties. All corporate and other actions, proceedings, approvals, consents and authorizations required to authorize, approve and effect the Pre-Closing Reorganization shall have been duly and validly taken, obtained or completed by the Closing, and are in full force and effect as of the Closing. The documents, instruments, transfers, assignments and other actions required to implement the Pre-Closing Reorganization are valid, binding and enforceable in accordance with their terms, subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies. As a result of the Pre-Closing Reorganization, the Corporation has only the Corporation’s direct or indirect equity interests in the Target Subsidiaries and Retained Liabilities contemplated by this Agreement, and all other assets and Liabilities intended to be transferred out of the Corporation pursuant to the Pre-Closing Reorganization shall have been duly and effectively transferred in all material respects and no Taxes or other adverse tax consequences shall arise from or relate to the Pre-Closing Reorganization for the Corporation.

Section 3.13         Compliance with Laws. The Corporation is in compliance in all material respects with all applicable Laws and Governmental Orders applicable to it, its Assets and the ownership and operation of its business and Assets. To Vendor’s Knowledge, the Corporation has not received any written notice from any Governmental Authority alleging any material violation of any such applicable Law or Governmental Order that remains unresolved.

Section 3.14        Tax Matters. (a) the Corporation and, each Target Subsidiary has properly completed and timely filed all Tax Returns required to be filed by it on or before the Closing Date, and all such Tax Returns are true, correct and complete in all material respects; (b) the Corporation and each Target Subsidiary has timely paid all Taxes required to be paid by it on or before the Closing Date, whether or not shown as due on any Tax Return, has complied in all material respects with all applicable information reporting, collection, withholding, remittance and similar requirements under applicable Law, and does not have any Liability for Taxes in excess of the amounts so paid or properly accrued; (c) all unpaid Taxes of the Corporation and each Target Subsidiary for taxable periods ending on or before the Closing Date have been fully accrued on the Financial Statements, to the extent required by GAAP or IFRS (as applicable); (d) the Disclosure Schedules include true, correct and complete copies of all material Tax Returns of the Corporation and each Target Subsidiary for the taxable periods ending in 2023, 2024, 2025 and 2026 to the extent filed before the date hereof, together with all material examination reports, statements of deficiency, assessments, audit reports, closing or settlement agreements, material correspondence with any Governmental Authority relating to Taxes, and any material Tax opinions, legal memoranda, rulings or determinations relating to the Corporation or any Target Subsidiary; (e) to Vendor’s Knowledge, there is no audit, examination, investigation, dispute, claim, proceeding or other controversy in respect of Taxes of the Corporation or any Target Subsidiary pending or, to the Knowledge of Vendor, threatened in writing by any Governmental Authority, and no written claim has been made by any Governmental Authority in a jurisdiction in which the Corporation or any Target Subsidiary does not file Tax Returns that it is or may be subject to Tax in such jurisdiction; (f) neither the Corporation nor to Vendor’s Knowledge, any Target Subsidiary has granted or requested any waiver or extension of any statute of limitations in respect of Taxes that remains in effect, or any extension of time within which to file any Tax Return that has not since been filed; (g) there are no Encumbrances for Taxes on any of the Assets, other than statutory Encumbrances for current Taxes not yet due and payable; (h) neither the Corporation nor, to Vendor’s Knowledge any Target Subsidiary is a party to, bound by or has any Liability under any Tax sharing, Tax indemnity or Tax allocation agreement, other than any such agreement entered into in the Ordinary Course and not primarily related to Taxes; (i) to Vendor’s Knowledge, neither the Corporation nor any predecessor of the Corporation has been a member of a consolidated, combined, unitary, aggregate or similar group for Tax purposes, other than a group of which it was the ultimate parent; (j) except as set forth in the Disclosure Schedules, neither the Corporation nor, to Vendor’s Knowledge, any Target Subsidiary has entered into any written agreement, arrangement or ruling with any Governmental Authority relating to Taxes, and has not requested or received any ruling, technical advice memorandum or similar determination relating to Taxes; and (k) the Corporation and, each Target Subsidiary has timely withheld, deducted, collected, remitted and reported, in all material respects, all Taxes required to be withheld, deducted, collected, remitted or reported in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, and is not liable for any material arrears, penalties or interest in respect thereof.

Section 3.15          No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of the Vendor, the Corporation or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Vendor or the Corporation, including any representation or warranty as to the accuracy or completeness of any information regarding the Corporation furnished or made available to the Purchaser and its Representatives or as to the future revenue, profitability or success of the Corporation, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Disclosure Schedules, the Purchaser represents and warrants to the Vendor that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01         Organization and Qualification. The Purchaser is a corporation validly existing under the laws of its jurisdiction of incorporation and is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification necessary. The Purchaser has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.02         Corporate Power and Authority. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, and to own and lease its properties, and carry on its business as now being conducted.

Section 4.03          Execution and Binding Obligation. This Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Closing, duly authorized, executed, and delivered by the Purchaser, and each is, or will be at the Closing, a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Section 4.04          Independent Investigation; No Reliance; As-Is. The Purchaser acknowledges and agrees that:

(a) The Purchaser acknowledges and agrees that the Purchaser shall not assert any claim for breach of any representation or warranty made by the Vendor or the Corporation under ARTICLE III or in any schedule delivered pursuant hereto, to the extent that the subject matter of such representation or warranty was within the Purchaser’s Knowledge.

(b) the Purchaser has had the opportunity to conduct, and to the extent it considers appropriate has conducted, its own independent investigation, review and analysis of the Corporation and the Assets following the Pre-Closing Reorganization, and has elected to conduct only the confirmatory review described in Section 5.01(c);

(c)  in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Vendor and the Corporation set forth in ARTICLE III (including the related portions of the Disclosure Schedules); and

(d)  none of the Vendor, the Corporation or any other Person has made any representation or warranty as to the Vendor, the Corporation or this Agreement, except as expressly set forth in ARTICLE III (including the related portions of the Disclosure Schedules).

Provided, that nothing in this Section 4.04 (except for Section 4.04(a)) shall be construed as limiting or reducing the Vendor’s or the Corporation’s liability for any breach of any such express representation.

Section 4.05          The Related Party controls the Purchaser (within the meaning of the Israeli Securities Law).

ARTICLE V
COVENANTS

Section 5.01         Vendor’s Covenants. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Vendor shall and cause the Corporation to:

(a)
Consents. Use all reasonable efforts to assist the Purchaser in obtaining from all appropriate federal, provincial, state, municipal and other governmental or administrative bodies and all other persons all such approvals and consents in form and terms satisfactory to counsel for the Purchaser as are necessary or required in order to permit the sale, transfer and assignment of all of the right, title and interest of the Vendor in and to the Shares to the Purchaser.

(b)
Possession. Deliver to the Purchaser possession of all books, records, book accounts, lists of suppliers and customers of the Corporation and all other documents, files, records and other data, financial or otherwise, relating to the Corporation, the Target Subsidiaries and the Retained Liabilities.

(c)
Diligence. At any time after the date of this Agreement or the date on which the Purchaser deliver a notice to the Vendor that it has completed its due diligence, whichever is earlier, the Vendor will permit the Purchaser, and its auditors, solicitors and other authorized persons, to make such investigation of the Assets and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such Assets and other matters, and the Vendor will and will cause the Corporation to execute any consents or other approvals required by the Purchaser to complete such investigations as the Purchaser may require, and to have full access to the Israeli Operations premises and to all records, documents and other information related to the Israeli Operations and the Corporation.

(d)	Pre-Closing Reorganization. Complete the Pre-Closing Reorganization.

Section 5.02          Mutual Covenants. Each of the Parties (and, with respect to subsections (a) and (b) below, the Corporation, the Vendor and the Related Party in his capacity as an officer of the Corporation) hereby covenants and agrees with each of the other Parties as follows, unless otherwise agreed between the Vendor and the Related Party:

(a)	Interim Management – Positive Covenants.

(i)
carry on the Corporation in the Ordinary Course, in a prudent, business like and efficient manner and substantially in accordance with the procedures and practices in effect on the date of this Agreement;

(ii)	maintain insurance on the Assets as they are insured on the date of this Agreement;

(iii)	use all reasonable efforts to preserve and maintain the goodwill of the Israeli Operations; and

(iv)	do all necessary repairs and maintenance to the Assets and take reasonable care to protect and safeguard those Assets.

(b)	Interim Management – Negative Covenants.

(i)	purchase or sell, consume or otherwise dispose of any of the Shares or its rights in the Target Subsidiaries;

(ii)	enter into any contract or assume or incur any liability except with the knowledge of the Related Party and in the Ordinary Course of business and which is not material;

(iii)	settle any account receivable of a material nature at less than face value net of the reserve for that account;

(iv)	waive or surrender any material right;

(v)	discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the Ordinary Course of business;

(vi)	distribute cash or assets to any directors, officer, employee or shareholder of the Corporation except with the knowledge of the Related Party and in the Ordinary Course of business; or

(vii)	make any capital expenditure or commitment for any capital expenditure.

(c)
Valid Tax Certificate. Vendor shall prepare, file and pursue the application for the Valid Tax Certificate, including by submitting a request to the ITA in a form agreed between the Vendor and the Purchaser, and use commercially reasonable efforts to obtain such Valid Tax Certificate as promptly as practicable.

(d)
Registrar; Share Transfer Filings. Cooperate and use its commercially reasonable efforts to make, as promptly as practicable, all filings, notices and registrations required to give effect to, and to register, the transfer of the Shares with the Israeli Registrar of Companies and any other applicable Israeli Governmental Authority, and shall execute and deliver all such instruments of transfer and other documents as may be required for that purpose.

(e)
Closing Conditions.  From the date hereof until the Closing Date, each Party hereto (including for such purpose, the Related Party), shall, and the Vendor shall cause the Corporation to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI.

(f)
Public Announcements.  Unless otherwise required by applicable Law, the rules of any stock exchange (including Nasdaq) (based upon the reasonable advice of counsel) or Securities Law, no Party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), and the Parties shall co-operate as to the timing and contents of any such announcement. Notwithstanding the foregoing, the Parties acknowledge that the Vendor is a United States and Canadian reporting issuer and a Nasdaq-listed company and will be required to make disclosure regarding this Agreement and the transactions contemplated hereby in accordance with applicable Securities Laws, including MI 61-101 and the rules of Nasdaq.

Section 5.03          Further Assurances.

(a)
Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. For the avoidance of doubt, neither the Closing nor any action taken pursuant to this Agreement shall release, terminate or materially impair any guarantee provided by the Related Party to any entity comprising the Israeli Operations, solely with respect to the guarantees, indemnities, suretyships and other credit support set forth in Schedule5.03, which schedule sets forth an exhaustive list of all such arrangements in effect with respect to the Israeli Operations, and any such obligations shall not, by virtue of this transaction, be adversely affected. Without derogating from the foregoing, the indemnification agreement between the Vendor and the Related Party dated February 1, 2024 shall continue in full force and effect in accordance with its terms following the Closing and shall apply in full to all guarantees set forth in such Schedule 5.03, and none of the Vendor, the Purchaser, the Corporation or any of their respective Affiliates shall take, omit to take, or permit any action that would limit, impair, terminate or adversely affect the Related Party’s rights or protections thereunder. Without limiting any other rights of the Related Party, the Vendor hereby irrevocably undertakes that, if any asset forming part of the Israeli Operations is transferred, assigned, conveyed or otherwise disposed of, or if any equity interests in, or all or any material part of, the Israeli Operations are sold, transferred or otherwise disposed of, in each case in connection with which the respective guarantee of the Related Party in connection with such part of the Israeli Operations which is contemplated to be so transferred, is then outstanding, such transfer, assignment, conveyance, disposal or sale shall be expressly conditioned upon the full, final and unconditional release of the Related Party from each such guarantee, indemnity, suretyship or other credit support in form and substance reasonably satisfactory to the Related Party, unless otherwise agreed by the Related Party, effective concurrently with or prior to the consummation of such transaction. The Purchaser shall exercise all voting rights, consent rights, control rights and other powers available to it, and shall cause its Affiliates and the relevant entities comprising the Israeli Operations to take all actions necessary, to procure such release, and the Purchaser shall not, and shall cause its Affiliates and the relevant entities comprising the Israeli Operations not to, consummate, permit or authorize any such transaction unless and until such release has been obtained. Except for enforcing their rights under this Agreement, neither the Purchaser nor the Related Party shall (and cause any of its Affiliates to refrain from), challenge, bring any claims, and/or otherwise participate in or assisting any plaintiff in connection with such claims, against the Vendor and/or the Corporation in connection with the validity of the Pre-Closing Reorganization.

(b)
Trade Name Use. The Parties acknowledge and agree that each of the Purchaser, the Vendor, the Corporation and each Target Subsidiary will, following the Closing, in the conduct of its business, receive a non-exclusive right to use the name “IMC” as a trade name, trademark, service mark, brand or other business identifier, provided that such use shall adhere to standard procedures and arrangements mutually agreed between the Parties, including that neither Party shall associate or link its use of the other Party's name with the activities or business of the other Party.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01          Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)	the completion of the Pre-Closing Reorganization;

(b)	the receipt of the Valid Tax Certificate;

(c)
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and

(d)
all other consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 3.08 and Section 4.02 shall have been obtained, in each case in form and substance reasonably satisfactory to the Parties, and no such consent, authorization, order or approval shall have been revoked.

Section 6.02          Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser's waiver, at or before the Closing, of each of the following conditions:

(a)
the representations and warranties of the Vendor set out in ARTICLE III, as qualified by the Disclosure Schedules and the terms herein, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b)
the Vendor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date, including completion of the Pre-Closing Reorganization;

(c)
the Vendor shall have obtained all regulatory approvals required in connection with the purchase and sale of the Shares pursuant to this Agreement, including, but not limited to, any approvals or consents required by applicable Securities Laws;

(d)	the Retained Liabilities List shall have been finalized and agreed to by the Parties;

(e)	since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Corporation (other than as a result of the Pre-Closing Reorganization);

(f)
the Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Vendor, and in the form satisfactory to the Purchaser, that each of the conditions set forth in Section 6.02 (a) and Section 6.02(b) has been satisfied; and

(g)
the Vendor shall have delivered, or caused to be delivered, the Share Transfer Deed, free and clear of Encumbrances, duly endorsed in blank or accompanied by share transfers or other instruments of transfer duly executed in blank, together with the share register of the Corporation reflecting the transfer of the Shares to the Purchaser.

Section 6.03          Conditions to Obligations of the Vendor. The obligations of the Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Vendor's waiver, at or before the Closing, of each of the following conditions:

(a)
the representations and warranties of the Purchaser set out in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b)
the Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date;

(c)	the Special Committee shall have approved the transactions contemplated hereby and shall not have withdrawn or adversely modified such approval;

(D)
the Vendor shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser and in the form satisfactory to the Vendor, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied.

ARTICLE VII
TERMINATION

Section 7.01         Termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written agreement of the Vendor and the Purchaser; (b) by either the Vendor or the Purchaser, by written notice to the other Party, if the Closing has not occurred on or before September 30, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any Party whose material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date; (c) by either the Vendor or the Purchaser, by written notice to the other Party, if any Governmental Authority shall have issued a final, non-appealable Governmental Order, or there shall be any Law in effect, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; (d) by the Purchaser, by written notice to the Vendor, if the Vendor or the Corporation has breached any representation, warranty, covenant or agreement contained in this Agreement, and such breach would result in a failure of any condition set forth in Section 6.02 to be satisfied, and such breach is incapable of being cured prior to the Outside Date or, if capable of being cured, is not cured within ten (10) Business Days after written notice thereof is given by the Purchaser to the Vendor; provided that the Purchaser is not then in material breach of this Agreement; or (e) by the Vendor, by written notice to the Purchaser, if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement, and such breach would result in a failure of any condition set forth in Section 6.03 to be satisfied, and such breach is incapable of being cured prior to the Outside Date or, if capable of being cured, is not cured within ten (10) Business Days after written notice thereof is given by the Vendor to the Purchaser; provided that the Vendor is not then in material breach of this Agreement. In the event of the termination of this Agreement pursuant to this Section 7.01, this Agreement shall forthwith terminate and there shall be no liability on the part of any Party hereto except (i) that the provisions of Section 8.01 (Expenses), Section 8.05 (Notices), Section 8.13 (Governing Law; Forum), this Section 7.01 and any other provision of this Agreement which by its terms is intended to survive termination shall survive any such termination.

ARTICLE VIII
MISCELLANEOUS

Section 8.01         Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02        Vendor’s Survival. The representations and warranties of the Vendor contained in this Agreement and in any document or certificate given under this Agreement will survive the closing of the transactions contemplated by this Agreement and remain in full force and effect for a period of three (3) years thereafter; provided, however, that the representations and warranties set forth in Section 3.02, Section 3.03, Section 3.04 and Section 3.12 shall survive until the expiration of the applicable statute of limitations under Law, notwithstanding any waiver by the Purchaser unless such waiver was made after notice in writing by the Vendor to the Purchaser setting forth the breach.

Section 8.03        Purchaser’s Survival. The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement and in any document or certificate given under this Agreement survive the closing of the transactions contemplated by this Agreement and remain in full force and effect for a period of three (3) years thereafter, notwithstanding any waiver by the Vendor unless such waiver was made after notice in writing by the Purchaser to the Vendor setting forth the breach.

Section 8.04        No Post-Closing Termination. Following the Closing, notwithstanding anything to the contrary in this Agreement or under applicable Law, including the Israeli Contracts Law (General Part), 5733-1973 and the Israeli Contracts Law (Remedies for Breach of Contract), 5731-1970, in the absence of Fraud or the mutual agreement of the Purchaser and Vendor, no Party shall be entitled to rescind, revoke, cancel, avoid, terminate or otherwise seek to set aside this Agreement or the transactions contemplated hereby.

Section 8.05          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses:

If to Vendor	3606 - 833 Seymour Street, Vancouver, British Columbia V6B 0G4
Email:
	Attention:	Oz Adler, Chairperson
with a copy to (which shall not constitute notice):	Sullivan & Worcester Tel Aviv (Har-Even & Co.)
Email:
	Attention:	Adv. Tamir Chagal
If to Purchaser	, Israel
Email:
with a copy to (which shall not constitute notice):	Naschitz Brandes Amir & Co. Advocates
Email:
	Attention:	Ido Erlich

Section 8.06        Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.07          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.08         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.09       Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including the letter of intent dated June 18th, 2026 between the Vendor and the Purchaser. In the event of any inconsistency between the body of this Agreement and the Exhibits and Disclosure Schedules, the body of this Agreement will control.

Section 8.10          Successors and Assigns. This Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.11          No Third-Party Beneficiaries. Except as provided pursuant to the terms and conditions of this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.12          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.13       Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be brought exclusively in the competent courts located in Tel Aviv, Israel, and each Party irrevocably submits to the exclusive jurisdiction of those courts in any such action or proceeding.

Section 8.14         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.15          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.16         Independent Legal and Financial Advice. Each Party acknowledges that it has been represented by its own legal counsel and as applicable, financial advisors in connection with this Agreement and the transactions contemplated hereby. Each Party further acknowledges that it has carefully read this Agreement, understands its terms and conditions, and is entering into it voluntarily and with full knowledge of its legal significance. No Party has relied upon the legal or other advice of any other Party in connection with the negotiation or execution of this Agreement.

Section 8.17          Securities Law Matters. The Purchaser acknowledges and agrees that none of the Shares have been registered under the Securities Act or under any state securities or “blue sky” laws of any state of the United States, and are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and, unless so registered, may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in each case only in accordance with applicable state and provincial securities laws, or any other Securities Laws. The Purchaser understands that the Shares are being offered and sold to him, her or it in an offshore transaction in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act, or any other equivalent requirement under other applicable Securities Laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IM CANNABIS CORP.

By: /s/ Oz Adler
Name: Oz Adler
Title: Chairman

SLIL.COM HOLDING LTD.

By: /s/ Oren Shuster
Name: Oren Shuster
Title: Chief Executive Officer

I.M.C. HOLDINGS LTD.

By: /s/ Oren Shuster
Name: Oren Shuster
Title: CEO

Witness:	/s/ Oren Shuster Name: Oren Shuster